Exhibit 99.1

Marathon Petroleum Corporation Reports First-Quarter 2014 Results

•	Reported first-quarter earnings of $199 million ($0.67 per diluted share)

•	Completed refining turnarounds totaling approximately $470 million

•	Acquired biodiesel production facility on April 1

•	Acquired additional 7 percent interest in Explorer Pipeline

•	Returned $812 million of capital to shareholders

FINDLAY, Ohio, May 1, 2014 – Marathon Petroleum Corporation (NYSE: MPC) today reported 2014 first-quarter earnings of $199 million, or $0.67 per diluted share, compared with $725 million, or $2.17 per diluted share, for the first quarter of 2013. First-quarter 2014 earnings included pretax pension settlement expenses of $64 million, which have historically been excluded in arriving at earnings adjusted for special items. There were no pretax pension settlement expenses in the first quarter of 2013.

“This quarter we successfully completed major turnarounds at our two largest refineries, Galveston Bay and Garyville,” said MPC President and Chief Executive Officer Gary R. Heminger. “This was our first significant turnaround at Galveston Bay, and we are pleased with the outcome. Along with other maintenance work across our operations, this was the largest quarterly combined turnaround activity in our history. While we had much larger than normal turnaround expenses in the first quarter, we are well-positioned to continue our top-tier operational performance.

“Additionally, adverse weather conditions throughout the quarter created a challenging work environment across our integrated operations,” said Heminger. “I am especially pleased with the execution by our refining organization during the extensive turnaround work and the extraordinary efforts put forth by all of our employees to reliably deliver products to our consumers.”

Although MPC’s refining operating costs were in line with the company’s expectations, refinery throughputs were 100,000 barrels per day lower than projected due to weather and turnaround activity during the quarter. Additionally, a number of factors reduced its earnings compared to the strong financial results for the first quarter of last year. Most notable were narrower crude differentials and higher turnaround costs that were partially offset by stronger crack spreads and more favorable net product price realizations.

Looking forward, Heminger said, “We are encouraged by the signs of improving market conditions and returning throughputs to full run rates which support our positive outlook for the business.”

Heminger also highlighted investments made earlier this year. On April 1, MPC expanded its renewable fuels production portfolio with the purchase of a biodiesel manufacturing facility located in Cincinnati, Ohio. The plant, with waterborne access, is capable of producing approximately 60 million gallons per year of biodiesel. MPC also acquired an additional 7 percent interest in Explorer Pipeline, which increased MPC’s ownership interest to 25 percent and is consistent with the goal of growing its midstream asset base. Heminger said, “We continue to evaluate new opportunities to leverage our existing operations and logistics systems.”

During the quarter, MPC returned $812 million to shareholders, $123 million in the form of dividends and $689 million in share repurchases. Heminger noted, “These capital returns demonstrate our continued commitment to balance value-enhancing investments in the business with returns to shareholders.”

Segment Results

Total income from operations was $361 million in the first quarter of 2014, compared with $1.16 billion in the first quarter of 2013.

	Three Months Ended March 31
(In millions)	2014	2013
Income from Operations by Segment
Refining & Marketing	$362	$1,105
Speedway	58	67
Pipeline Transportation	72	51
Items not allocated to segments:
Corporate and other unallocated items	(67)	(67)
Pension settlement expenses	(64)	—

Income from operations	$361	$1,156

Refining & Marketing

Refining & Marketing segment income from operations was $362 million in the first quarter of 2014, compared with $1.11 billion in the first quarter of 2013. The decrease was primarily due to narrower crude oil differentials, higher turnaround costs and lower refinery throughput, primarily due to the turnaround activities. The decrease was partially offset by higher crack spreads and more favorable net product price realizations. The West Texas Intermediate/Light Louisiana Sweet (LLS) crude oil differential narrowed by $13.83 per barrel when compared to the first quarter of 2013. In addition, the sweet/sour crude oil differential narrowed by $3.89 per barrel for the quarter. The Chicago 6-3-2-1 crack spread increased by $4.81 per barrel compared to the first quarter of 2013 and the U.S. Gulf Coast LLS 6-3-2-1 crack spread increased by $2.40 per barrel.

Speedway

Speedway segment income from operations was $58 million in the first quarter of 2014, compared with $67 million in the first quarter of 2013. The severe weather conditions in the Midwest impacted all aspects of the business for the first quarter of 2014. First-quarter results were also impacted by a decrease in the gasoline and distillate gross margin compared to the first quarter of 2013. That combined margin decreased from 13.01 cents per gallon in the first quarter of 2013 to 11.56 cents per gallon in the first quarter of 2014. Additionally, higher operating expenses resulted from an increase in the number of stores and the difficult weather conditions in the quarter. These impacts to segment income were partially offset by a higher merchandise margin.

Pipeline Transportation

Pipeline Transportation segment income from operations, including 100 percent of MPLX LP’s operations, was $72 million in the first quarter of 2014, compared with $51 million for the first quarter of 2013. The increase was primarily due to an increase in pipeline transportation revenue and equity affiliate income, partially offset by higher operating expenses.

Corporate and Other

Corporate and other unallocated expenses of $67 million in the first quarter of 2014 were consistent with the first quarter of 2013. In addition, during the first quarter of 2014, MPC recorded pretax pension settlement expenses of $64 million resulting from the level of employee lump-sum retirement distributions occurring in 2014. MPC did not record pension settlement expenses in the first quarter of 2013.

Strong Financial Position and Liquidity

On March 31, the company had $2.2 billion in cash and cash equivalents, an unused $2.5 billion revolving credit agreement and a $1.3 billion unused trade receivables securitization facility. The company’s credit facilities and cash position should provide it with sufficient flexibility to meet its day-to-day operational needs and continue its balanced approach to investing in the business and returning capital to shareholders. As of March 31, the company’s strong financial position was reflected by its debt-to-total capital ratio of 25 percent.

Conference Call

At 10 a.m. EDT today, MPC will hold a webcast and conference call to discuss the reported results and provide an update on company operations. Interested parties may listen to the conference call on MPC’s website at http://www.marathonpetroleum.com by clicking on the “2014 First-Quarter Financial Results” link. Replays of the conference call will be available on the company’s website through Thursday, May 15. Financial information, including the earnings release and other investor-related material, will also be available online prior to the webcast and conference call at http://ir.marathonpetroleum.com in the Quarterly Investor Packet and Earnings Capsule.

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About Marathon Petroleum Corporation

MPC is the nation’s fourth-largest refiner, with a crude oil refining capacity of approximately 1.7 million barrels per calendar day in its seven-refinery system. Marathon brand gasoline is sold through approximately 5,200 independently owned retail outlets across 18 states. In addition, Speedway LLC, an MPC subsidiary, owns and operates the nation’s fourth-largest convenience store chain, with approximately 1,480 convenience stores in nine states. MPC also owns, leases or has ownership interests in approximately 8,300 miles of pipeline. Through subsidiaries, MPC owns the general partner of MPLX LP, a midstream master limited partnership. MPC’s fully integrated system provides operational flexibility to move crude oil, feedstocks and petroleum-related products efficiently through the company’s distribution network in the Midwest, Southeast and Gulf Coast regions. For additional information about the company, please visit our website at http://www.marathonpetroleum.com.

Investor Relations Contacts:

Beth Hunter (419) 421-2559

Geri Ewing (419) 421-2071

Media Contacts:

Angelia Graves (419) 421-2703

Brandon Daniels (419) 421-3127

References to Earnings

References to earnings mean net income attributable to MPC from the statements of income. Unless otherwise indicated, references to earnings and earnings per share are MPC’s share after excluding amounts attributable to noncontrolling interests.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of federal securities laws. These forward-looking statements relate to, among other things, MPC’s expectations, estimates and projections concerning MPC business and operations. You can identify forward-looking statements by words such as “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “project,” “could,” “may,” “should,” “would,” “will” or other similar expressions that convey the uncertainty of future events or outcomes. Such forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond MPC’s control and are difficult to predict. Factors that could cause actual results to differ materially from those in the forward-looking statements include: volatility in and/or degradation of market and industry conditions; the availability and pricing of crude oil and other feedstocks; slower growth in domestic and Canadian crude supply; completion of pipeline capacity to areas outside the U.S. Midwest; consumer demand for refined products; transportation logistics; the reliability of processing units and other equipment; our ability to successfully implement growth opportunities; impacts from our repurchases of shares of MPC common stock under our share repurchase authorizations, including the timing and amounts of any common stock repurchases; state and federal environmental, economic, health and safety, energy and other policies and regulations, including the cost of compliance with the Renewable Fuel Standard; other risk factors inherent to our industry; and the factors set forth under the heading “Risk Factors” in MPC’s Annual Report on Form 10-K for the year ended Dec. 31, 2013, filed with the Securities and Exchange Commission (SEC). In addition, the forward-looking statements included herein could be affected by general domestic and international economic and political conditions. Unpredictable or unknown factors not discussed here or in MPC’s Form 10-K could also have material adverse effects on forward-looking statements. Copies of MPC’s Form 10-K are available on the SEC website, MPC’s website at http://ir.marathonpetroleum.com or by contacting MPC’s Investor Relations office.

Consolidated Statements of Income (Unaudited)

	Three Months Ended
	March 31
(In millions, except per-share data)	2014	2013
Revenues and other income:
Sales and other operating revenues (including consumer excise taxes)	$23,285	$23,330
Income from equity method investments	35	—
Net gain on disposal of assets	1	1
Other income	24	14

Total revenues and other income	23,345	23,345
Costs and expenses:
Cost of revenues (excludes items below)	20,540	20,034
Purchases from related parties	159	72
Consumer excise taxes	1,515	1,458
Depreciation and amortization	320	287
Selling, general and administrative expenses	346	249
Other taxes	104	89

Total costs and expenses	22,984	22,189

Income from operations	361	1,156
Net interest and other financial income (costs)	(46)	(48)

Income before income taxes	315	1,108
Provision for income taxes	108	378

Net income	207	730
Less: Net income attributable to noncontrolling interests	8	5

Net income attributable to MPC	$199	$725

Per-share data
Basic:
Net income attributable to MPC per share	$0.68	$2.19
Weighted average shares:(a)	293	331
Diluted:
Net income attributable to MPC per share	$0.67	$2.17
Weighted average shares:(a)	295	333
Dividends paid	$0.42	$0.35

(a)	The number of weighted average shares for the period ended March 31, 2014 reflects the impact of our share repurchases.

Supplemental Statistics (Unaudited)

	Three Months Ended March 31
(In millions)	2014	2013
Income from Operations by Segment
Refining & Marketing	$362	$1,105
Speedway	58	67
Pipeline Transportation	72	51
Items not allocated to segments:
Corporate and other unallocated items	(67)	(67)
Pension settlement expenses	(64)	—

Income from operations	361	1,156
Net interest and other financial income (costs)	(46)	(48)

Income before income taxes	315	1,108
Income tax provision	108	378

Net income	207	730
Less: Net income attributable to noncontrolling interests	8	5

Net income attributable to MPC	$199	$725

Capital Expenditures and Investments(a)
Refining & Marketing	$178	$1,420
Speedway	32	36
Pipeline Transportation	130	90
Corporate and Other(b)	31	28

Total	$371	$1,574

(a)	The three months ended March 31, 2013 includes the acquisition of the Galveston Bay refinery and related assets, comprised of total consideration, excluding inventory and other current assets, plus assumed liabilities. Total consideration includes the base purchase price and a fair-value estimate of $600 million for the contingent consideration.
(b)	Includes capitalized interest.

Supplemental Statistics (Unaudited) (continued)

	Three Months Ended March 31
	2014	2013
MPC Consolidated Refined Product Sales Volumes (thousands of barrels per day (mbpd))(a)(b)	1,964	1,895
Refining & Marketing (R&M) Operating Statistics(b)
R&M refined product sales volumes (mbpd)(c)	1,951	1,880
R&M gross margin ($/barrel)(d)	$14.46	$15.29
Crude oil capacity utilization (percent)(e)	85	93
Refinery throughputs (mbpd)(f):
Crude oil refined	1,450	1,433
Other charge and blendstocks	200	238

Total	1,650	1,671
Sour crude oil throughput (percent)	49	54
WTI-priced crude oil throughput (percent)	21	22
Refined product yields (mbpd)(f):
Gasoline	837	889
Distillates	514	523
Propane	34	32
Feedstocks and special products	220	184
Heavy fuel oil	30	30
Asphalt	43	46

Total	1,678	1,704
Refinery direct operating costs ($/barrel)(g):
Planned turnaround and major maintenance	$3.15	$1.15
Depreciation and amortization	1.55	1.42
Other manufacturing(h)	5.95	3.81

Total	$10.65	$6.38

R&M Operating Statistics – Gulf Coast Region(b)
Refinery throughputs (mbpd)(i)
Crude oil refined	860	837
Other charge and blendstocks	211	211

Total	1,071	1,048
Sour crude oil throughput (percent)	60	68
WTI-priced crude oil throughput (percent)	3	6
Refined product yields (mbpd)(i):
Gasoline	489	531
Distillates	319	322
Propane	21	19
Feedstocks and special products	245	179
Heavy fuel oil	15	18
Asphalt	7	6

Total	1,096	1,075
Refinery direct operating costs ($/barrel)(g)
Planned turnaround and major maintenance	$3.83	$0.87
Depreciation and amortization	1.25	1.13
Other manufacturing(h)	5.87	3.29

Total	$10.95	$5.29

Supplemental Statistics (Unaudited) (continued)

	Three Months Ended March 31
	2014	2013
R&M Operating Statistics - Midwest Region
Refinery throughputs (mbpd)(i)
Crude oil refined	590	596
Other charge and blendstocks	48	56

Total	638	652
Sour crude oil throughput (percent)	34	35
WTI-priced crude oil throughput (percent)	47	45
Refined product yields (mbpd)(i):
Gasoline	348	358
Distillates	195	201
Propane	13	13
Feedstocks and special products	33	34
Heavy fuel oil	16	12
Asphalt	36	40

Total	641	658
Refinery direct operating costs ($/barrel)(g)
Planned turnaround and major maintenance	$1.71	$1.56
Depreciation and amortization	1.91	1.82
Other manufacturing(h)	5.54	4.47

Total	$9.16	$7.85

Speedway Operating Statistics
Convenience stores at period end	1,482	1,463
Gasoline and distillate sales (millions of gallons)	773	745
Gasoline and distillate gross margin ($/gallon)(j)	$0.1156	$0.1301
Merchandise sales (in millions)	$722	$711
Merchandise gross margin (in millions)	$192	$184
Same store gasoline sales volume (period over period)	(0.7%)	0.7%
Same store merchandise sales (period over period)(k)	5.3%	0.8%

Pipeline Transportation Operating Statistics
Pipeline throughput (mbpd):(l)
Crude oil pipelines	1,144	1,272
Refined product pipelines	819	917

Total	1,963	2,189

(a)	Total average daily volumes of refined product sales to wholesale, branded and retail (Speedway segment) customers.
(b)	Includes the impact of the Galveston Bay refinery and related assets beginning on the Feb. 1, 2013, acquisition date.
(c)	Includes intersegment sales.
(d)	Sales revenue less cost of refinery inputs and purchased products, divided by total refinery throughputs.
(e)	Based on calendar day capacity, which is an annual average that includes downtime for planned maintenance and other normal operating activities.
(f)	Excludes inter-refinery volumes of 59 mbpd and 29 mbpd for first quarter 2014 and 2013, respectively.
(g)	Per barrel of total refinery throughputs.
(h)	Includes utilities, labor, routine maintenance and other operating costs.
(i)	Includes inter-refinery transfer volumes.
(j)	The price paid by consumers less the cost of refined products, including transportation, consumer excise taxes and bankcard processing fees, divided by gasoline and distillate sales volumes.
(k)	Excludes cigarettes.
(l)	On owned common-carrier pipelines, excluding equity method investments.

Segment Earnings Before Interest, Taxes, Depreciation & Amortization (Segment EBITDA) (Unaudited)

	Three Months Ended March 31
(In millions)	2014	2013
Segment EBITDA(a)
Refining & Marketing	$623	$1,341
Speedway	86	94
Pipeline Transportation	91	69

Total Segment EBITDA(a)	800	1,504
Total segment depreciation & amortization	(308)	(281)
Items not allocated to segments	(131)	(67)

Income from operations	361	1,156
Net interest and other financial income (costs)	(46)	(48)

Income before income taxes	315	1,108
Income tax provision	108	378

Net income	207	730
Less: Net income attributable to noncontrolling interests	8	5

Net income attributable to MPC	$199	$725

(a)	Segment EBITDA represents segment earnings before interest and financing costs, interest income, income taxes and depreciation and amortization expense. Segment EBITDA is used by some investors and analysts to analyze and compare companies on the basis of operating performance. Segment EBITDA should not be considered as an alternative to net income attributable to MPC, income before income taxes, cash flows from operating activities or any other measure of financial performance presented in accordance with accounting principles generally accepted in the United States. Segment EBITDA may not be comparable to similarly titled measures used by other entities.

Select Financial Data (Unaudited)

(Dollars in millions)	March 31 2014	December 31 2013
Cash and cash equivalents	$2,166	$2,292
Total debt(a)	3,659	3,396
Equity	10,758	11,332
Debt-to-total-capital ratio (percent)	25	23
Shares outstanding (millions)	290	297

Cash provided from operations (quarter ended)	$766	$1,355

(a)	Includes long-term debt due within one year.